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                                                                 EXHIBIT 23







            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Hasbro, Inc.:

We consent to the incorporation by reference in the Registration Statements Nos. 2-78018, 2-93483, 33-57344, 33-59583, 333-38159, 333-10404, 333-10412,
333-34282, 333-110000, 333-110001 and 333-110002 on Form S-8 and Nos.
33-41548, 333-44101, 333-82077, 333-83250 and 333-103561 on Form S-3 of
Hasbro, Inc. of our reports dated March 2, 2005, with respect to the consolidated balance sheets of Hasbro, Inc. and subsidiaries as of December 26, 2004 and December 28, 2003, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the fiscal years in the three-year period ended December 26, 2004 and the related consolidated financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting as of December 26, 2004 and the effectiveness of internal control over financial reporting as of December 26, 2004, which reports appear in the December 26, 2004 annual report on Form
10-K of Hasbro, Inc. Our report refers to a change in the method used to compute diluted earnings per share, a change in the method used to account for certain financial instruments with characteristics of liabilities and equity, and a change in the method used to account for goodwill.

/s/ KPMG LLP


Providence, Rhode Island
March 2, 2005